UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016 (July 1, 2016)

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification no.)

300 First Stamford Place 5th Floor Stamford, CT 06902
(Address of principal executive offices, including zip code)

(203) 276-8100

(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2016, Eagle Bulk Shipping, Inc. (the “Company” or “Eagle Bulk”), a Republic of the Marshall Islands corporation, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to issue to the Investors in a private placement (the “Private Placement”) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an initial purchase price of $0.15 per share, for aggregate gross proceeds of $85.0 million. The proceeds are expected to contribute to Eagle Bulk’s financial capacity and flexibility and to be used for acquisition of dry bulk vessels and general corporate purposes.

The closing of the Private Placement and the issuance of the shares of Common Stock is subject to customary closing conditions, as well as the following additional conditions: the Company’s shareholders shall have approved (1) an amendment to the Company’s Second Amended and Restated Articles of Incorporation (the “Articles Amendment”) to increase the total number of shares of common stock that the Company is authorized to issue, and the Company shall have filed such Articles Amendment with the Registrar of Corporations of the Republic of the Marshall Islands, (2) a reverse stock split (the “Reverse Split”) at a ratio to be determined by the Chairman of the Board of Directors by a ratio of between 1-for-10 and 1-for-50 inclusive, and the Company shall have effected such Reverse Split and (3) the issuance of the Common Stock under the Purchase Agreement in compliance with NASDAQ Marketplace Rule 5635(d) and Rule 5635(c) (the “NASDAQ Approvals”). The Company will file an amended preliminary proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to add the NASDAQ Approvals to the matters to be voted on by the Company’s shareholders at a special meeting (the “Special Meeting”) expected to be held after the filing of a definitive proxy statement. Each Investor severally agreed with the Company in the Purchase Agreement to vote all shares of the Company’s common stock held by such Investors (and eligible to be voted) in favor of the Articles Amendment, the Reverse Split and the NASDAQ Approvals.

The Common Stock to be issued to the Investors pursuant to the Private Placement will represent approximately 60.1% of the Company’s outstanding Common Stock after such issuance (which percentage gives effect to the issuances of shares of Common Stock described in the Proxy Statement (as defined below) and the Reverse Split (as defined below)), and will have the effect of diluting the Company’s existing shareholders that are not Investors in the Private Placement. The Reverse Split is expected to have the effect of increasing the per share trading price of all of the Company’s Common Stock; however, the Reverse Split will not affect the aggregate purchase price paid by each of the Investors and the gross proceeds to the Company. For example, if the Reverse Split is effected at a ratio of 1-for-50, the price per share paid by the Investors will be proportionately increased to $7.50, although the number of shares purchased will be divided by a factor of 50.

In connection with the Common Stock Purchase Agreement, the Company and Fearnley Securities Inc., the placement agent for the Private Placement and a representative of the Investors, will enter into an escrow agreement with an escrow agent. One business day after the Special Meeting (assuming approval of the matters to be voted on thereat), each of the Investors will fund its respective purchase price for the Common Stock to the escrow agent, and the funds will be released to the Company and the Company will issue the shares of Common Stock in the Private Placement after the fulfillment of all of the closing conditions. The closing of the Private Placement must occur no later than 10 business days following the Special Meeting.

The Purchase Agreement also contains representations and warranties and other provisions customary for transactions of this nature.

The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Common Stock will be issued pursuant to the private placement exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act. Each of the Purchasers represented that they are an accredited investor as defined in Rule 501 of Regulation D. Two of the Purchasers, Paul Leand and Gary Vogel (the Company’s chief executive officer), are directors of the Company and the other Purchasers include, among others, certain current shareholders of the Company. The Common Stock issued in the Private Placement will be restricted from transfer except pursuant to an effective registration statement under the Securities Act or an available exemption from such registration.

ADDITIONAL INFORMATION

The Common Stock has not been registered under the Securities Act and may not be sold in the United States absent an applicable exemption from registration requirements of the Securities Act and applicable state laws. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Proxy Statement will be distributed to the Company’s shareholders prior to the Special Meeting. Investors and shareholders are urged to read the Proxy Statement, together with all other relevant documents, when it becomes available because they will contain important information about the matters before the shareholders at the Special Meeting, including the issuance of shares of Common Stock being sold in the Private Placement described herein. Investors and shareholders are able to obtain the documents (once available) free of charge at the SEC’s website (www.sec.gov) or for free from the Company by contacting Adir Katzav, Secretary of Eagle Bulk Shipping Inc., at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902, telephone (203) 276-8100.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders at the Special Meeting or any adjournment or postponement thereof. Information about the Company’s directors and executive officers is contained in its Form 10-K/A filed with the SEC on April 29, 2016.

Item 8.01	Other Events

On July 5, 2016, Eagle Bulk issued a press release announcing the entry into the Common Stock Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Cautionary Statement Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance. Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.

The principal factors that affect our financial position, results of operations and cash flows include, charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking costs); (x) the outcome of legal proceedings in which we are involved; and (xi) and other factors listed from time to time in our filings with the SEC.

We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. If we update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of July 1, 2016, by and among Eagle Bulk Shipping Inc. and the Investors party thereto
99.1	Press Release issued by Eagle Bulk Shipping Inc. on July 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: July 5, 2016	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of July 1, 2016, by and among Eagle Bulk Shipping Inc. and the Investors party thereto
99.1	Press Release issued by Eagle Bulk Shipping Inc. on July 5, 2016